AgFeed Industries, Inc. Announces Appointment of John Stadler as Chairman

NEW YORK, February 14, 2011 AgFeed Industries, Inc. (Nasdaq: FEED, NYSE Alternext: ALHOG - News) (“AgFeed” or the “Company”), an international agribusiness company with operations in the U.S. and China and one of the largest independent hog producers and manufacturer of animal nutrients in China, announced that its Board has elected John Stadler as its Chairman and appointed him interim President and Chief Executive Officer.

Mr. Stadler, a founder of M2 P2, LLC and its former Chairman, succeeds Dr. Songyan Li as Chairman of the Company.  Dr. Li relinquished his position on the Company’s board to assume the role of Vice Chairman of the Company’s hog production business with a strategic focus on Chinese government relations in pursuit of the Company’s core strategy of “AgFeed, Government & Farmer”.  Mr. Junhong Xiong stepped down from his position as the Company’s President and Chief Executive Officer and as a member of the Board of Directors to focus more time on his existing vital leadership role as Chairman of the Company’s animal nutrition business that is in registration for an Initial Public Offering.

Mr. Stadler has over 45 years of experience as a senior executive and investor in the animal production and processing industry.  Dr. Li, the Company’s outgoing chairman, stated “Mr. Stadler’s assumption of a leadership role in the Company demonstrates and reinforces the Company’s commitment to the operating excellence that is at the core of our M2P2 operations and assuring the adoption of these operating standards across all aspects of our business”.

In addition, AgFeed announced that Edward Pazdro has been made the permanent Chief Financial Officer of the Company.  Mr. Pazdro had been appointed acting Chief Financial Officer in November of 2010.

ABOUT AGFEED INDUSTRIES, INC.

NASDAQ Global Market Listed AgFeed Industries (www.agfeedinc.com) is an international agribusiness with operations in the U.S. and China.  AgFeed has two business lines — animal nutrients in premix, concentrates and complete feeds and hog production. AgFeed is one of China's largest commercial hog producers in terms of total annual hog production as well as one of the largest premix feed companies in terms of revenues.  In the U.S., AgFeed’s hog production unit, M2P2, is a market leader in setting new standards for production efficiency and productivity. The transfer of these processes, procedures and techniques will allow our Chinese hog production units to set new standards for production in China. China is the world's largest hog producing country that produced over 645 million hogs in 2009, compared to approximately 100 million hogs produced annually in the U.S. China also has the world's largest consumer base for pork consumption.  Over 62% of total meat consumed in China is pork.  Hog production in China enjoys income tax free status.  The swine feed markets in which AgFeed operates represent a $20 billion segment of China's $58 billion per year animal feed market.

SAFE HARBOR DISCLOSURE NOTICE

Certain statements regarding AgFeed Industries set forth in this press release contain forward-looking information and speak only as of the date of such statement.  You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "forecast" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans and prospects.  This forward-looking information is subject to numerous material risks, uncertainties and assumptions, certain of which are beyond the control of AgFeed Industries, including the impact of general economic conditions, industry conditions, volatility of commodity prices, currency fluctuations, environmental risks, competition from other industry participants, stock market volatility, ability to access sufficient capital from internal and external sources. Readers are cautioned that the material assumptions used in the preparation of such information, although considered reasonable at the time of preparation, may prove to be imprecise.  Actual results, performance or achievement could differ materially from those expressed in, or implied by, this forward-looking information and, accordingly, no assurance can be given that any of the events anticipated by the forward-looking information will transpire or occur, or if any of them do so, what benefits that AgFeed Industries will derive therefrom.  AgFeed Industries disclaim any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable securities laws.  For additional information and risk factors that could affect AgFeed Industries, see its filings with the Securities and Exchange Commission, including “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including “Cautionary Statement for Forward-Looking Statements,” set forth in its Quarterly Report on Form 10-Q for the period ended September 30, 2010.  The information contained in this press release is made as of the date of the press release, even if subsequently made available by AgFeed Industries on its website or otherwise.

Contact:  Investor Relations: AgFeed Industries, Inc.     Tel: (917) 804-3584     Email: ir@agfeedinc.com

The Company's policy is to handle all questions by email to ir@agfeedinc.com and they will be answered as soon as possible.